                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*

                             Simple Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   828820 10 0
                      -------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which the Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     /X/  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 pages

--------------------------------------------------------------------------------
    1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                              Mark Moshayedi
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) / /
          (SEE Instructions)                                             (b) / /

                              Not Applicable.
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER

   SHARES                     3,204,343 (1)
                   -------------------------------------------------------------
BENEFICIALLY       6      SHARED VOTING POWER

 OWNED BY                     8,282,192 (1)
                   -------------------------------------------------------------
   EACH            7      SOLE DISPOSITIVE POWER

 REPORTING                    3,204,343 (1)
                   -------------------------------------------------------------
PERSON WITH        8      SHARED DISPOSITIVE POWER

                              8,282,192 (1)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              11,486,535 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE Instructions)                                                 / /
                              Not Applicable.
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            30.57%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE Instructions)

                              IN
--------------------------------------------------------------------------------


                               Page 2 of 8 pages

--------------------------------------------------------------------------------
    1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                              Semira Moshayedi
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) / /
          (SEE Instructions)                                             (b) / /

                              Not Applicable.
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER

   SHARES                            0

BENEFICIALLY       -------------------------------------------------------------
                   6      SHARED VOTING POWER
 OWNED BY
                              7,101,846 (2)
   EACH            -------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER
 REPORTING
                                     0
PERSON WITH        -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                              7,101,846 (2)
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              7,101,846 (2)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE Instructions)                                                 /X/
                              See note 2 below.
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            18.90%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE Instructions)

                              IN
--------------------------------------------------------------------------------


                               Page 3 of 8 pages

--------------------------------------------------------------------------------
    1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          M. and S. Moshayedi Revocable Trust, dated 9/25/98
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) / /
          (SEE Instructions)                                             (b) / /

                              Not Applicable.
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                      California
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER

   SHARES                     7,101,846

BENEFICIALLY       -------------------------------------------------------------
                   6      SHARED VOTING POWER
 OWNED BY
                                    0
   EACH            -------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER
 REPORTING
                              7,101,846
PERSON WITH        -------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              7,101,846
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE Instructions)                                                 / /
                              Not Applicable.
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            18.90%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE Instructions)

                              OO
--------------------------------------------------------------------------------


                               Page 4 of 8 pages

ITEM 1(a)      NAME OF ISSUER:

                         Simple Technology, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         3001 Daimler Street
                         Santa Ana, California 92705-5812

ITEM 2(a)      NAME OF PERSON FILING:

               Mark Moshayedi, Semira Moshayedi, and the
               M. and S. Moshayedi Revocable Trust

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

                         3001 Daimler Street
                         Santa Ana, California 92705-5812

ITEM 2(c)      CITIZENSHIP

               Mark Moshayedi - United States
               Semira Moshayedi - United States
               M. and S. Moshayedi Revocable Trust - California

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

                         Common Stock, $0.001 par value per share

ITEM 2(e)      CUSIP NUMBER:

                         828820 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                             Not Applicable.

ITEM 4.       OWNERSHIP.

                   (a)   Amount Beneficially Owned:
                         Mark Moshayedi (1) - 11,486,535
                         Semira Moshayedi (2) - 7,101,846
                         M. and S. Moshayedi Revocable Trust - 7,101,846

                   (b)   Percent of Class: %    Mark Moshayedi (1) - 30.57%
                                                Semira Moshayedi (2) - 18.90%
                                                M. and S. Moshayedi Revocable
                                                  Trust - 18.90%

                   (c)   Number of shares as to which such person has:

                         (i)   sole power to vote or to direct the vote:
                               Mark Moshayedi (1) - 3,204,343
                               Semira Moshayedi  - 0
                               M. and S. Moshayedi Revocable Trust - 7,101,846

                         (ii)  shared power to vote or to direct the vote:
                               Mark Moshayedi (1) - 8,282,192
                               Semira Moshayedi (2)  - 7,101,846
                               M. and S. Moshayedi Revocable Trust - 0

                         (iii) sole power to dispose or to direct the
                               disposition of:
                               Mark Moshayedi (1) - 3,204,343
                               Semira Moshayedi - 0
                               M. and S. Moshayedi Revocable Trust - 7,101,846

                         (iv) shared power to dispose or to direct the disposition of:
                               Mark Moshayedi (1) - 8,282,192
                               Semira Moshayedi (2) - 7,101,846
                               M. and S. Moshayedi Revocable Trust - 0

(1) Included in the number of shares Mr. Moshayedi beneficially owns are: (i) 1,204,343 shares held by Mark Moshayedi, as Trustee for the M. and S. Moshayedi Investment Trust, dated 11/16/95, (ii) 1,180,346 shares held by Mark Moshayedi, as Co-Trustee for the M. and P. Moshayedi Investment Trust, dated 12/30/96, (iii) 7,101,846 shares held by Mark Moshayedi and Semira Moshayedi, as Trustees for the M. and S. Moshayedi Revocable Trust, dated 9/25/98, (iv) 1,000,000 shares held by Mark Moshayedi, as Trustee for the Mehrdad Moshayedi Grantor Retained Annuity Trust, and (vi) 1,000,000 shares held by Mark Moshayedi, as Trustee for the Semira Moshayedi Grantor Retained
Annuity Trust.   Mark Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and S. Moshayedi Revocable Trust. Mark Moshayedi expressly disclaims beneficial ownership of shares held by the M. and S. Moshayedi Investment Trust and the D. and P. Moshayedi Investment Trust and the filing of this Schedule 13G shall not be construed as an admission that Mark Moshayedi is, for purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, as amended, the beneficial owner of such shares.

(2) Included in the number of shares Ms. Moshayedi beneficially owns are 7,101,846 shares held by Mark Moshayedi and Semira Moshayedi, as Trustees for the M. and S. Moshayedi Revocable Trust, dated 9/25/98. Does not include (i) 1,204,343 shares held by the M. and S. Moshayedi Investment Trust for which Ms. Moshayedi's spouse serves as trustee, (ii) 1,180,346 shares held by the
M. and P. Moshayedi Investment Trust for which Ms. Moshayedi's spouse serves as co-trustee, (iii) 1,000,000 shares held by the Mehrdad Moshayedi Grantor Retained Annuity Trust for which Ms. Moshayedi's spouse serves as trustee, and (iv) 1,000,000 shares held by the Semira Moshayedi Grantor Retained Annuity Trust for which Ms. Moshayedi's spouse serves as trustee. Ms. Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and S. Moshayedi Revocable Trust. Ms. Moshayedi has no power to vote or direct the vote or dispose or direct the disposition of any shares of common stock held by the M. and S. Moshayedi Investment Trust, the M. and
P. Moshayedi Investment Trust, the Mehrdad Moshayedi Grantor Retained Annuity Trust and the Semira Moshayedi Grantor Retained Annuity Trust, and Ms. Moshayedi expressly disclaims beneficial ownership of all of the shares of common stock held the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust, the Mehrdad Moshayedi Grantor Retained Annuity Trust and the Semira Moshayedi Grantor Retained Annuity Trust and the filing of this Schedule 13G shall not be construed as an admission that Semira Moshayedi is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such shares.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                         Not Applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                         Not Applicable.


                               Page 6 of 8 pages

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                         Not Applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                         Not Applicable.

ITEM 10.      CERTIFICATION.

                         Not Applicable.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 12, 2001
                                       -----------------------------------------
                                                           Date:

                                                   /s/ Mark Moshayedi
                                       -----------------------------------------
                                                        (Signature)

                                       Mark Moshayedi

                                                  /s/ Semira Moshayedi
                                       -----------------------------------------
                                       Semira Moshayedi


                                       M. AND S. MOSHAYEDI REVOCABLE TRUST

                                                  /s/ Mark Moshayedi
                                       -----------------------------------------
                                       Mark Moshayedi, Co-Trustee

                                                 /s/ Semira Moshayedi
                                       -----------------------------------------
                                       Semira Moshayedi, Co-Trustee


                               Page 7 of 8 pages